Exhibit 99.01

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Edelman

Reagan Crossley

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Immersion Corporation Reports Fourth Quarter and Fiscal 2011 Results

SAN JOSE, Calif., March 1, 2012 — Immersion Corporation (NASDAQ: IMMR), the leader in developing and licensing touch feedback technology (http://www.immersion.com/corporate/), today reported financial results for the fourth quarter and year ended December 31, 2011.

Total revenues for the fourth quarter of 2011 were $7.7 million, an increase of 20% as compared to $6.4 million for the fourth quarter of 2010. Royalty and license revenues totaled $6.8 million for the fourth quarter of 2011, an increase of 26% as compared to $5.4 million for the same period last year. Net loss for the fourth quarter of 2011 was $(270,000), or $(0.01) per share. This compares to net loss of $(2.3) million or $(0.08) per share, for the fourth quarter of 2010. Adjusted EBITDA for the fourth quarter of 2011 was $1.9 million, as compared to $(144,000) in the fourth quarter of 2010.

Revenues for fiscal 2011 were $30.6 million, as compared to $31.1 million for fiscal 2010. Revenues for the twelve months ended December 31, 2010 included product revenues of approximately $4 million in the medical line of business primarily related to product lines that were transferred to CAE, one of the company’s medical licensees, as well as revenue of approximately $1 million primarily from the Gaming line of business related to true ups of royalty reports. Royalty and license revenue for fiscal 2011 totaled $26.9 million, an increase of 16% over $23.3 million for fiscal 2010. Net loss for fiscal 2011 was $(1.6) million, or $(0.06) per share as compared to net loss of $(5.9) million, or $(0.21) per share, for fiscal 2010. Adjusted EBITDA for fiscal 2011 was $6.0 million, an increase of $3.4 million over $2.6 million in fiscal 2010.

“2011 was a productive year for Immersion as we successfully transitioned to a scalable licensing model, with royalty and licensing revenues growing 16% year-over-year and reaching 88% of total revenues,” said Immersion CEO Victor Viegas. “Our Integrator product for OEMs and our SDK for third party developers has been well-received, culminating in the recent launch of the first high-definition haptic device, as well as growing momentum for the design of haptic effects within mobile applications. During the year we enjoyed a broadening of our patent portfolio, while also seeing haptics achieve more widespread adoption in the mobile market. In addition to working to deliver compelling new solutions to customers, we are intently focused on monetizing and protecting our IP relative to the implementation of basic haptics within touchscreens and recently filed a complaint for patent infringement against Motorola Mobility with the ITC.”

As of December 31, 2011, Immersion’s cash, cash equivalents, and short-term investments were $56.3 million, compared to $61.2 million as of December 31, 2010. During 2011, the Company used $6.5 million to buy back approximately 1.1 million shares of its common stock under its stock repurchase program.

Business Outlook

“As we look at 2012, we believe Immersion is at the center of a growing opportunity for haptics in multiple markets including mobile, gaming and automotive. We remain focused on building upon our position as the premier partner and leading innovator in the haptic space. Based on our current outlook, we expect revenues for 2012 to be in the range of $34 million to $36 million, an increase of 11% to 18% from the prior year. While we anticipate increased spending related to our efforts to defend and monetize our IP, we expect Adjusted EBITDA to be positive for the year,” concluded Mr. Viegas.

Corporate Highlights

Immersion recently:

-	Announced HD Integrator, a new OEM build-time tool for Android mobile devices that allows OEMs to use high fidelity haptics to provide meaningful information and communicate more clearly with users via the sense of touch.

-

Saw the first tablet launch with a high-definition haptic experience in the Pantech Element. Utilizing Immersion’s piezo reference design, the tablet combines a single piezo actuator from Samsung Electro-Mechanics Corp and the DRV-8662 haptic piezo driver from Texas Instruments with Immersion’s TouchSense® 5000 control software and Integrator tools to produce cutting-edge touch feedback effects throughout the user interface and applications.

-	Filed a complaint with the U.S. International Trade Commission (“ITC”) against Motorola Mobility. The complaint alleges that certain Motorola Mobility Android-based smartphones infringe six Immersion patents that cover various uses of haptic effects in connection with touchscreens. Immersion has also filed a patent infringement complaint against Motorola Mobility in the U.S. District Court for the District of Delaware.

-	Saw additional applications designed by numerous third party developers that incorporate haptic effects by using Immersion’s SDK.

-	Signed a licensing agreement for its TouchSense® 1000 software with Sanyo Automedia Sdn. Bhd., a leading supplier of innovative factory installed automotive systems, such as integrated center stacks.

Conference Call Information

Immersion will host a conference call with company management on Thursday, March 1, 2012 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss financial results for the fourth quarter and year ended December 31, 2011. To participate on the live call, analysts and investors should dial +1 877-941-1427 at least ten minutes prior to the start of the call. A replay of the call will be available until 11:59 p.m. Pacific time on March 7, 2012 by dialing +1 800-406-7325 and entering the passcode 4506970#. A live and archived webcast of the conference call will also be available for 90 days within the investor relations section of Immersion’s corporate Web site at www.immersion.com.

About Immersion (www.immersion.com)

Founded in 1993, Immersion (NASDAQ:IMMR) is the leading innovator in haptics technology; the company’s touch feedback solutions deliver a more compelling sense of the digital world. Using Immersion’s high-fidelity haptic systems, partners can transform user experiences with unique and customizable touch feedback effects; excite the senses in games, videos and music; restore “mechanical” feel by providing intuitive and unmistakable confirmation; improve safety by overcoming distractions while driving or performing a medical procedure; and expand usability when audio and visual feedback are ineffective. Immersion’s TouchSense technology provides haptics in mobile phone, automotive, gaming, medical and consumer electronics products from world-class companies. With over 1200 issued or pending patents in the U.S. and other countries, Immersion helps bring the digital universe to life.

Use of Non-GAAP Financial Measures

Immersion reports all financial information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Immersion discloses this non-GAAP information because it is useful in understanding the company’s performance as it excludes non-cash and other special charges that many investors feel may obscure the company’s true operating performance. Likewise, management uses these non-GAAP financial measures to manage and assess the profitability of its business. Investors are encouraged to review the related GAAP financial measures.

Forward-looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including, but not limited to, the statements regarding our expectations for fiscal 2012 revenues to be in the range of $34 to $36 million, the expectation as to our Adjusted EBITDA for the full year and other statements regarding future growth and our intellectual property.

Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business, which include, but are not limited to, continued disruption in the markets for Immersion’s and its licensees’ products due to the recent earthquake and tsunami in Japan; delay in or failure to achieve commercial demand for Immersion’s or its licensees’ products; a delay in or failure to achieve the acceptance of force feedback as a critical user experience; unexpected difficulties in transitioning to a pure IP licensing model and in monetizing the patent portfolio; the commercial success of applications or devices into which Immersion’s technology is licensed; potentially lengthy sales cycles and design processes; unanticipated difficulties and challenges encountered in development efforts; potential restructuring charges; failure to retain key personnel; potential and actual claims and proceedings, including stockholder litigation; competition; the impact of global economic conditions and other factors. Many of these risks and uncertainties are beyond the control of Immersion.

For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in Immersion’s Annual Report on Form 10-K for 2010 and its most recent Quarterly Report on Form 10-Q, which are on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion’s beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

Immersion, the Immersion logo and TouchSense are trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.

The use of the word “partner” or “partnership” in this press release does not mean a legal partner or legal partnership.

(IMMR – C)

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Immersion Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	December 31	December 31,
	2011	2010
	(Unaudited)	(1)
ASSETS
Cash and cash equivalents	$7,298	$12,243
Short-term investments	48,987	48,961
Accounts and other receivables, net	1,487	815
Inventories	423	406
Deferred income taxes	215	342
Prepaid expenses and other current assets	479	3,821

Total current assets	58,889	66,588
Property and equipment, net	1,737	1,931
Intangibles and other assets, net	14,053	12,356

TOTAL ASSETS	$74,679	$80,875

LIABILITIES
Accounts payable	$365	$393
Accrued compensation	2,830	3,507
Other current liabilities	2,054	1,488
Deferred revenue and customer advances	4,120	4,429

Total current liabilities	9,369	9,817
Long-term deferred revenue	13,229	16,494
Deferred income tax liabilities	215	342
Other long-term liabilities	245	538

TOTAL LIABILITIES	23,058	27,191
STOCKHOLDERS’ EQUITY	51,621	53,684

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$74,679	$80,875

(1)	Derived from Immersion’s annual audited consolidated financial statements.

Immersion Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)	(1)
Revenues:
Royalty and license	$6,806	$5,402	$26,916	$23,250
Product sales	691	768	2,583	6,803
Development contracts and other	193	223	1,136	1,071

Total revenues	7,690	6,393	30,635	31,124

Costs and expenses:
Cost of revenues	342	314	1,255	2,901
Sales and marketing	1,683	1,956	7,085	8,033
Research and development	1,861	2,265	8,386	8,738
General and administrative	3,201	3,235	12,568	15,043
Amortization and impairment of intangibles	378	587	1,394	1,237

Total costs and expenses	7,465	8,357	30,688	35,952

Operating Income (loss)	225	(1,964)	(53)	(4,828)
Interest and other income	32	60	204	272

Income (loss) from continuing operations before provision for income taxes	257	(1,904)	151	(4,556)
Provision for income taxes	(527)	(403)	(1,816)	(1,501)

Loss from continuing operations	(270)	(2,307)	(1,665)	(6,057)
Discontinued operations:
Gain (loss) on sales of discontinued operations	—	(13)	61	130

Net Loss	$(270)	$(2,320)	$(1,604)	$(5,927)

Basic and diluted net loss per share
Continuing operations	$(0.01)	$(0.08)	$(0.06)	$(0.22)
Discontinued operations	—	—	—	0.01

Total	$(0.01)	$(0.08)	$(0.06)	$(0.21)

Shares used in calculating basic and diluted net loss per share	28,471	28,190	28,564	28,113

(1)	Derived from Immersion’s annual audited consolidated financial statements.

Immersion Corporation

Reconciliation of GAAP Net Income to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
GAAP Net Loss	$(270)	$(2,320)	$(1,604)	$(5,927)
Interest and other income	(32)	(60)	(204)	(272)
Provision for income taxes	527	403	1,816	1,501
Depreciation and amortization	411	253	1,128	1,095
Amortization and impairment of intangibles	378	587	1,394	1,237
Stock-based compensation	850	979	3,555	3,409
Restatement costs	—	1	—	1,676
Restructuring costs and sale of business	—	—	—	41
Discontinued operations	—	13	(61)	(130)

Total adjustments	2,134	2,176	7,628	8,557
Adjusted EBITDA	$1,864	$(144)	$6,024	$2,630